                                                    ----------------------------
                                                             OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number: 3235-0058
                                                    Expires: January 31, 2005
                                                    ----------------------------
                                                    SEC FILE NUMBER: 000-23657
                                                    ----------------------------
                                                    CUSIP NUMBER: 0464A101
                                                    ----------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

      (Check One): [X] Form 10-K [_] Form 20-F [_] Form 11-K [_] Form 10-Q

      For Period Ended: December 31, 2002
                        -----------------

      [_] Transition Report on Form 10-K
      [_] Transition Report on Form 20-F
      [_] Transition Report on Form 11-K
      [_] Transition Report on Form 10-Q
      [_] Transition Report on Form N-SAR
      For the Transition Period Ended:
                                       ---------------------------------

--------------------------------------------------------------------------------
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

AstroPower, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

300 Executive Drive
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Newark, DE 19702-3316
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed time period.

The Company is unable to file its Annual Report on Form 10-K as we require additional time to gather and evaluate data relating to 2002 revenue recognition matters. However, we cannot predict the time required to complete our evaluation, but will make every effort to do so within fifteen days. Upon completion, it is likely that a restatement of certain 2002 quarters will be necessary. However we are not, as yet, able to estimate the amount or periods of such restatement. Certain revenue recognition matters may impact 2001, however, we are not, as yet, able to estimate the impact, if any.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regards to this notification.


Thomas J. Stiner                     302                   366-0400
--------------------------------------------------------------------------------
 (Name)                          (Area Code)           (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s)
     been filed? If answer is no, identify reports.         [X] Yes     [_] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?       [X] Yes     [_] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

(a reasonable estimate of the results cannot be made due to the reasons discussed in Part III.)
--------------------------------------------------------------------------------

                                AstroPower, Inc.
           -----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     April 1, 2003                   By   /s/ Thomas J. Stiner
    ------------------------------        --------------------------------------
                                              Thomas J. Stiner
                                              Sr. VP & CFO

INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.